UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 1-K

ANNUAL REPORT

ANNUAL REPORT PURSUANT TO REGULATION A OF THE SECURITIES ACT OF 1933

For the fiscal year ended December 31, 2015

YAYYO, INC.

(Exact name of registrant as specified in its charter)

Commission File Number: 024-10654

Delaware	81-3028414
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

433 North Camden Drive, Suite 600 Beverly Hills, California (Address of principal executive offices)	90210 (Zip Code)

(310) 926-2643
Registrant’s telephone number, including area code

Common Shares
(Title of each class of securities issued pursuant to Regulation A)

Part II.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements under “Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” "Our Business" and elsewhere in this Offering Circular constitute forward-looking statements. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar matters that are not historical facts. In some cases, you can identify forward-looking statements by terms such as “anticipate”, “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “should,” “will” and “would” or the negatives of these terms or other comparable terminology.

You should not place undue reliance on forward looking statements. The cautionary statements set forth in this Offering Circular, including in “Risk Factors” and elsewhere, identify important factors which you should consider in evaluating our forward-looking statements. These factors include, among other things:

•	Our ability to effectively execute our business plan, including without limitation our ability to fully develop our App, business model, products and service offerings, and respond to the highly competitive and rapidly evolving marketplace and regulatory environment in which we intend to operate;

•	Our ability to manage our research, development, expansion, growth and operating expenses;

•	Our ability to evaluate and measure our business, prospects and performance metrics, and our ability to differentiate our business model and service offerings;

•	Our ability to compete, directly and indirectly, and succeed in the highly competitive and evolving ridesharing industry as an App, or as a transportation network company (“TNC”);

•	Our ability to respond and adapt to changes in technology and customer behavior; and

•	Our ability to protect our intellectual property and to develop, maintain and enhance a strong brand.

Although the forward-looking statements in this Offering Circular are based on our beliefs, assumptions and expectations, taking into account all information currently available to us, we cannot guarantee future transactions, results, performance, achievements or outcomes. No assurance can be made to any investor by anyone that the expectations reflected in our forward-looking statements will be attained, or that deviations from them will not be material and adverse. We undertake no obligation, other than as may be required by law, to re-issue this Offering Circular or otherwise make public statements updating our forward-looking statements.

Item 1. Business

Our Business

Our business strategy is focused on the development and eventual commercialization of one of the first single sign-on metasearch “ridesharing” applications (the “Service” or the “App”) for smartphone users that provides price comparison and booking (as well as other functionalities currently being developed) of eventually all available ridesharing and taxi services along with select limousine and other public and/or private transportation services. Our App, when fully developed, is expected to offer all the convenience a user would expect plus unique benefits and conveniences not available from the most common ridesharing applications or taxi services alone. We also intend to develop other approaches to compete in the ridesharing industry and in the “transportation network company” (“TNC”) industry, through strategic partnerships with taxi and limousine companies, other ridesharing service providers, and auto manufacturers to offer alternative forms of transportation services and service options.

Technology Dashride

As of the date of this Offering Circular, we do not employ any software engineers or developers to write code for our App or otherwise create the technology upon which our App is based. Our entire development efforts and operations with respect to our App and accompanying technology is based on a commercial license agreement with Dashride, Inc., a a developer of ride sharing technology platforms (the “License Agreement”), which is the sole foundation for all of the Company’s technology capabilities.

Although we own the work product of Dashride that is being custom built for the Company (the “Company Work Product”), such work product is integrated with and entirely reliant upon our license to use Dashride’s proprietary technology platform (the “Licensed Technology”), in which we have no rights or ownership interest and which is necessary for our App (and the Company Work Product) to function. Moreover, we have not yet secured a source code escrow for the Company Work Product, but intend to establish a source code escrow for such Work Product. As a result, we are reliant upon the Dashride and the Licensed Technology for the operation and functioning of our App, and therefore our business. Any dispute with the Dashride or under the License Agreement or claims by the Dashride as to the ownership of the Company Work Product, for whatever reason and on any basis, with or without merit, would currently have a significant and material adverse impact on our business and ability to conduct operations.

Under the terms of the Dashride License Agreement we are obligated to pay a total of approximately $271,000, of which we have paid approximately $148,000, to date. In addition, once the App is completed, we will pay a monthly fee for software maintenance, hosting, upgrades, subscriptions, training an dsupport based upon the number of drivers as set forth in the License Agreement.

Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations

MANAGEMENT'S DISCUSSION & ANALYSIS OF

FINANCIAL CONDITION & RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of our operations together with our consolidated financial statements and the notes thereto appearing elsewhere in this Offering Circular. This discussion contains forward-looking statements reflecting our current expectations, whose actual outcomes involve risks and uncertainties. Actual results and the timing of events may differ materially from those stated in or implied by these forward-looking statements due to a number of factors, including those discussed in the sections entitled “Risk Factors,” "Cautionary Statement regarding Forward-Looking Statements" and elsewhere in this Offering Circular. Please see the notes to our Financial Statements for information about our Significant Accounting Policies and Recent Accounting Pronouncements.

Summary of Results

The following table summarizes the results of our operations for the period from inception on June 21, 2016 to October 31, 2016.

YayYo, Inc.

Statement of Operations

June 21, 2016 (Inception) to October 31, 2016

REVENUE	$0.00

OPERATING EXPENSES
Selling and Marketing Expenses	111,741
Product Development	371,063
General and Administrative Expenses	534,521
Total Operating Expenses	1,017,325
Net Loss	$(1,017,325)
Basic and diluted weighted average common shares outstanding	20,067,486
Basic and diluted loss Per Share	$(0.05)

For the period from June 21, 2016 (inception) to October 31, 2016

Revenues. YayYo, Inc., is a pre-revenue development stage company purposed to commercialize the ridesharing industry through the development and distribution of our planned YayYo! meta-search ridesharing mobile App. No revenues since the Company’s inception on June 21, 2016 until October 31, 2016.

Cost of Goods Sold. The Company remains in developmental stage and, in conjunction with not having any operational revenue, it has incurred no Cost of Goods and Services Sold.

General and Administrative expenses. General and administrative expenses for the period of June 21, 2016 until October 31, 2016 were $534,521.

Selling and Marketing Expenses. Selling and marketing expenses for the period of June 21, 2016 until October 31, 2016 were $111,741.

Product Development. Product development expenses for the period of June 21, 2016 until October 31, 2016 were $371,063.

Net Loss. For the foregoing reasons, our net loss was $1,017,325 for the period from June 21, 2016 (inception) to October 31, 2016.

Item 3. Directors and Officers

DIRECTORS, EXECUTIVE OFFICERS & CORPORATE GOVERNANCE

The following is a list of our currently active, interim, and planned executive officers and directors and their respective ages and positions as of the date of this Offering Circular. Some of the officers listed below are currently engaged on a part-time or interim basis, however, it is the Company’s intent that all of the officers listed below will become full-time officers upon the successful completion of this Offering.

Name	Position	Term of Office
Executive Officers:
Ramy El-Batrawi	Chief Executive Officer	Since February 2017

Directors:
Ramy El-Batrawi	Director	Since November 2016
Laurie DiGiovanni	Chief Operating Officer & Director	Since August 15, 2017
Kevin Pickard	Cheif Financial Officer	Since June 9, 2017
Ali Rashidifar	Board Of Director	Sinch June 9, 2017

During the past five (5) years, none of the persons identified above has been involved in any bankruptcy or insolvency proceeding or convicted in a criminal proceeding, excluding traffic violations and other minor offenses. There is no arrangement or understanding between the persons described above and any other person pursuant to which the person was selected to his or her office or position.

Executive Officers and Directors

Ramy El-Batrawi, Chief Executive Officer, Founder & Director. Mr. El-Batrawi is an entrepreneur, Chief Executive Officer, Founder, Director and controlling shareholder of the Company. Mr. El-Batrawi is the owner of X, LLC a private equity firm, which in 2016 founded YayYo, Inc., and in 2017 became majority shareholder of Advance Tek Group, Inc. From 2007 to 2015 was the owner of managing member of Growth Strategy Investments, LLC, a merchant banking firm, which participated in the structuring and negotiation of corporate acquisitions and dispositions. Prior to that, Mr. El-Batrawi, was the managing member of Diversified Investment Group, LLC from 2003 to 2007, during which time he formed Aloha Aviation Investment Group, LLC to partner with The Yucaipa Companies, LLC to make a substantial equity investment in Aloha Airlines pursuant to a Plan of Reorganization and subject to U.S. Bankruptcy Court approval and other conditions, among other projects.

Prior to founding the Company, Mr. El Batrawi was a principal shareholder and chief executive officer of Global Leisure Travel, Inc., from 1998 to 2000, which was subsequently sold. From 1993 to 2001, Mr. El-Batrawi served as the chief executive officer of GenesisIntermedia, Inc. From 1994 to 2001, Mr. El-Batrawi served as the President and Chairman of the Board of the Directors for Genesis Diversified Investments, Inc. In December of 1998, Mr. EL-Batrawi acquired Global Leisure Travel, Inc., which was a pioneer in consolidation in the travel industry.

From 1987 to 1994 Mr. El-Batrawi worked with Adnan Khashoggi internationally where he facilitated and negotiated significant transactions between global industrial companies and world governments. Firms with which he was involved during this period include Lockheed Corporation, Carnival Cruise Lines Inc., Lonrho, Inc., McDonalds Corporation and Eastern Airlines. Mr. El-Batrawi structured and otherwise worked on many large transactions, including a $12 Billion pipe line deal in the Sudan which he negotiated and for Eastern Airlines, arranging financing for and ultimately selling to Aeroflot Eastern’s entire fleet of L1011 aircraft. Additionally, between 1994 to 2001 during this period he was the sole shareholder, President and Chairman of the Board of Directors of several companies, including Mars and Venus Counseling Centers, Inc., Genesis Aviation, Inc., Genesis Aviation II, Inc., and Sentient, Inc. From 1984 to 1987 Mr. El-Batrawi owned and operated Nationwide Van Centers, a chain of recreational vehicle dealerships.

On April 13, 2006, Ramy Y. El Batrawi was named, along with others officers, directors and/or associates of GenesisIntermedia, Inc., as defendants in a Securities and Exchange Commission enforcement action. In the Securities and Exchange Commission (“SEC”) complaint, filed in the United States District Court for the Central District of California, entitled SEC v. Ramy El-Batrawi, et al., United States District Court for the Central District of California, Case No 2: -06-cv-02247-(MRP_(RZ) (the “Action”). The Action alleged violations of Section 17(a) of the Securities Act and Section 10(b) and Rule 10b-5 of the Exchange Act, in connection with a stock loan and manipulation scheme. The Action alleged, among other things, that defendants had violated antifraud provisions of federal securities laws by orchestrating a scheme to manipulate the stock price of GenesisIntermedia, Inc. (GENI), a now-defunct public company that was based in Van Buys, California (the “Complaint”). On April 1, 2010, Mr. El-Batrawi settled the Action by entering into a final judgment by consent with the SEC, without admitting or denying the allegations contained in the Complaint (the “Settlement”). In connection with the voluntary Settlement of the charges set forth in the Complaint, the U.S. District Court for the Central District of California entered the consent against Mr. El-Batrawi, which, among other things, barred Mr. El-Batrawi from acting as an officer or director of a public company for a period of five (5) years following the date of entry of the final judgment by consent. See “Involvement in Certain Legal Proceedings” below for more information.

Laurie DiGiovanni is added to the Executive Team as COO and as a board member

On August 15, 2017, Laurie DiGiovanni was named COO. Ms. DiGiovanni brings a superior skill set to the executive team, but was chosen particularly for expertise in the automobile industry to drive the growth of the Distinct Cars initiative.

She has extensive experience in marketing campaign initiatives for global leaders in auto manufacturing, and technology. She has also led live event productions, national product promotions, and a sought-after guest speaker. She is the Founder of AFIP an industry association that has certified tens of thousands of industry personnel in ethical car buying practices. The requirement is mandatory for dealership employees and is implemented in 15 countries.

Her past experience includes management positions in marketing and training for Toyota, Mazda, Nissan and CarsDirect.com. She has been a guest speaker for GMAC, Ford Motor Credit Co., the Women’s Automotive Speaker Bureau and General Motors TV.

Mr. Rashidifar’s entrepreneurship in the technology sector began at the age of 15, when he started building custom computers and websites for friends and family. Mr. Rashidifar’s expertise includes product and project management, UXUI and system architecture. In 2011, Mr. Rashifidar founded Lexicon Labs, a software consulting company. Through Lexicon Labs, Mr. Rashidifar currently serves as a consultant to the Company. He also serves as the Chief Technology Officer of Zuum Transportation, a transportation technology company that provides mobile and web applications for the logistics market. Zuum provides carriers and shippers a real-time market place for bidding as well as end-to-end logistics tracking. Mr. Rashidifar has also consulted for numerous technology, entertainment and hospitality companies, such as Live Nation, Insomniac, FIWI, Hakkasan, Unite4Good, Ethos, Thompson Reuters, MGM, AEG & SBE. Mr. Rashidifar graduated from University of California, San Diego with a Bachelor of Arts in Economics and an emphasis in econometrics.

Mr. Pickard is a certified public accountant and the owner of Pickard & Company, CPAs which he founded in July 1998. Prior to forming Pickard & Company, he was an audit partner at Singer Lewak, LLP from August 1996 to July 1998. From September 1987 to July 1993 and from April 1994 to August 1996, Mr. Pickard was a business assurance manager at Coopers & Lybrand, LLP (currently known as PriceWaterhouseCoopers). Mr. Pickard also held the position of Manager, Internal Audit, for GFC Corporation from July 1993 to April 1994. Mr. Pickard earned a Bachelor of Science in Accounting from Brigham Young University, and a Master of Accountancy from Brigham Young University with a special emphasis in financial audit. Mr. Pickard is currently a licensed Certified Public Accountant in North Carolina, Arizona and California.

Item 4. Security Ownership of Management and Certain Securityholders

SECURITY OWNERSHIP OF MANAGEMENT & CERTAIN SECURITYHOLDERS

The following table shows the beneficial ownership of our Common Stock as of the date of this Offering Circular held by (i) each person known to us to be the beneficial owner of more than five percent (5%) of any class of our shares; (ii) each director; (iii) each executive officer; and (iv) all directors and executive officers as a group. As of December 31, 2016, there were 25,000,000 shares of our Common Stock issued and outstanding, and as at the date of this Offering Circular a total of 25,043,850 shares of our Common Stock will be outstanding after giving effect to the automatic conversion of subscriptions for shares of our SAFE Shares into 43,850 additional shares of Common Stock. In addition, an indeterminate number of additional shares of Common Stock are potentially issuable upon conversion of up to $113,888 principal amount (plus accrued interest thereon) of 10% original issue discount senior secured convertible Notes issued and issuable to CFI.

Beneficial ownership is determined in accordance with the rules of the Commission, and generally includes voting power and/or investment power with respect to the securities held. Shares of Common Stock subject to options and warrants currently exercisable or which may become exercisable within sixty (60) days of the date of this Offering Circular, are deemed outstanding and beneficially owned by the person holding such options or warrants for purposes of computing the number of shares and percentage beneficially owned by such person, but are not deemed outstanding for purposes of computing the percentage beneficially owned by any other person. Except as indicated in the footnotes to this table, the persons or entities named have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them.

The percentages below are based on fully diluted shares of our Common Stock as of the date of this Offering Circular.

	Number of
	shares of
	Common Stock
	Beneficially
	Owned as of	Percentage	Beneficially Owned(8)
	February 15, 2017	Before Offering	After Maximum Offering

Directors and Officers:(1)
Ramy El-Batrawi(2)	15,624,998	62.4%	49.9%
Anthony L. Davis(3)	100,000	0.4%	0.32%
Mark Young(4)	50,000	0.2%	0.16%
Robert S. Vanech(5)	100,000	0.4%	0.32%
Terren Peizer(6)	1,654,412	6.6%	5.3%
All directors and named executive officers as a group (5 persons)		70.0%	56.0%

Greater than 5% Beneficial Owners:
X, LLC(2)	15,624,998	62.4%	49.9%
Gray Mars Venus Trust, Arizona 2015(7)	5,588,235	22.3%	17.6%
Acuitas Group Holdings, LLC(6)	1,654,412	6.6%	5.3%

(1) Unless otherwise indicated, the principal address of the named directors and officers of the Company is c/o YayYo, Inc., 9665 Wilshire Boulevard, Suite 895, Beverly Hills, CA 90210

(2) Common Stock beneficially owned by Ramy El-Batrawi are held of record by X, LLC, which is an entity that is wholly-owned and controlled by Ramy El-Batrawi, the Company’s founder, Chief Executive Officer and Director. Its address is 2635 Astral Dr., Los Angeles, CA 90046.

(3) Consists of 100,000 shares of Common Stock issuable upon exercise of stock options granted to Mr. Davis. Does not include additional stock options or equity compensation which may be granted to Mr. Davis under an employment agreement that he may enter into with the Company.

(4) Consists of 50,000 shares of Common Stock issuable upon exercise of stock options granted to Mr. Young.

(5) Consists of 100,000 shares of Common Stock issuable upon exercise of stock options granted to Mr. Vanech. Does not include additional stock options or equity compensation which may be granted to Mr. Vanech under an employment agreement that he may enter into with the Company.

(6) Acuitas Group Holdings, LLC, an entity beneficially owned and controlled by Terren Peizer. Its address is 11601 Wilshire Blvd., #1100, Los Angeles, CA 90025. Excludes certain preferential rights and privileges granted to Acuitas Group Holdings, LLC/Terren Peizer prior to the conversion of the Company from a limited liability company to a “c” corporation, which include, without limitation, certain options to acquire additional equity securities of the Company and certain anti-dilution protection under specified circumstances, among others.

(7) Address is 75 Avon Ave, Mill Valley, CA 94941

(8) Assumes that upon the sale of the Maximum Offering the Company will have 31,293,850 shares of Common Stock issued and outstanding.

Item 5. Interest of Management and Others in Certain Transactions

For further details, please see Item 7 “Financial Statements” below.

Item 6. Other Information

None

Item 7. Financial Statements

YAYYO, INC

Financial Statements

December 31, 2016

AJ Robbins CPA, LLC Certified Public Accountant

To the Board of Directors and

Stockholders Yayyo Inc.

I have audited the accompanying balance sheet of Yayyo, Inc. (the Company”) as of December 31, 2016, and the related statements of operations, changes in stockholder’s (deficit), and cash flows for the period from June 21, 2016 (inception) to December 31, 2016. The Company’s management is responsible for these financial statements. My responsibility is to express an opinion on these financial statements based on my audit.

I conducted my audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor was I engaged to perform, an audit of its internal control over financial reporting. My audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly, I express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that my audit provides a reasonable basis for my opinion.

In my opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Yayyo, Inc. as of December 31, 2016, and the results of their operations and their cash flows for the period from June 21, 2016 (inception) to December 31, 2016, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As described in Note 4 to the financial statements, the Company has no revenues from June 21, 2016 (inception) to December 31, 2016. The Company has sustained net losses and has not established sufficient cash flows from operations to meet its obligation. These factors, among others, raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 4. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. My opinion is not modified with respect to this matter.

Denver, Colorado August 7, 2017

aj@ajrobbins.com

3773 Cherry Creek North Drive, Suite 575 East, Denver, Colorado 80209

(B)303-331-6190 (M)720-339-5566 (F)303-845-9078

YAYYO, INC.
BALANCE SHEET
As of December 31, 2016

ASSETS

Current Assets:
Cash	$18,643
Total current assets	18,643

Deferred offering costs	136,032

TOTAL ASSETS	$154,675

LIABILITIES AND STOCKHOLDERS’ DEFICIT

Current Liabilities:
Accounts payable	180,429
Advances from related party	$75,000
Total current liabilities	255,429

Commitments and contingencies (Note 7)	—

STOCKHOLDERS’ DEFICIT
Preferred stock, $0.000001 par value; 10,000,000 shares authorized; nil shares issued and outstanding
Common stock, $0.000001 par value; 90,000,000 shares authorized; 25,011,000 shares issued and outstanding	25
Additional paid-in capital	1,382,930
Accumulated deficit	(1,483,709)
Total stockholders’ deficit	(100,754)
TOTAL LIABILITIES AND STOCKHLDERS’ DEFICIT	$154,675

See Independent Auditor’s Report and accompanying footnotes, which are an integral part of these financial statements.

YAYYO, INC.
STATEMENT OF OPERATIONS
For the period from June 21, 2016 (inception) to December 31, 2016

Revenue	$—

Operating expenses:
Selling and marketing expenses	145,803
Product development	683,255
General and administrative expenses	654,651
Total operating expenses	1,483,709

Net loss	$(1,483,709)

Weighted average shares outstanding :
Basic	21,540,904
Diluted	21,540,904

Loss per share
Basic	$(0.07)
Diluted	$(0.07)

See Independent Auditor’s Report and accompanying footnotes, which are an integral part of these financial statements.

YAYYO, INC.
STATEMENT OF STOCKHOLDERS’ DEFICIT
For the period from June 21, 2016 (inception) to December 31, 2016

			Additional		Total
	Common Stock		Paid-in	Accumulated	Stockholders’
	Shares	Amount	Capital	Deficit	Deficit
Balance at June 21, 2016 (inception)	—	$—	$—	$—	$—

Issuance of founder shares	15,625,000	16	(16)		—
Issuance of common stock for cash	9,386,000	9	1,318,991		1,319,000
Stock option expense			63,955		63,955
Net loss				(1,483,709)	(1,483,709)

Balance, December 31, 2016	25,011,000	$25	$1,382,930	$(1,483,709)	$(100,754)

See Independent Auditor’s Report and accompanying footnotes, which are an integral part of these financial statements.

YAYYO, INC.
STATEMENT OF CASH FLOWS
For the period from June 21, 2016 (inception) to December 31, 2016

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(1,483,709)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock option expense	63,955
Increase in accounts payable	44,397
Net cash used in operating activities	(1,375,357)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from sale of common stock	1,319,000
Proceeds from advance from related party	75,000
Net cash provided by financing activities	1,394,000

NET INCREASE IN CASH	18,643

CASH, BEGINNING OF PERIOD	—

CASH, END OF PERIOD	$18,643

CASH PAID FOR:
Interest	$—
Income taxes	$—

See Independent Auditor’s Report and accompanying footnotes, which are an integral part of these financial statements.

YAYYO, INC.
NOTES TO FINANCIAL STATEMENTS

For the period from June 21, 2016 (inception) to December 31, 2016

Note 1 - Organization and Basis of Presentation

Organization and Line of Business

YayYo, Inc. (“YayYo” or the “Company”) was incorporated on June 21, 2016 under the laws of the state of Delaware originally as a limited liability company and subsequently changed to a C corporation. The accompanying financial statements are retroactively restated to present the Company as a C corporation from June 21, 2016. The Company is a single sign-on metasearch app for smartphones that provide price comparison and booking of all available ride sharing and taxi services along with select limousine and public transportation services.

Basis of Presentation

The accounting and reporting policies of the Company conform to accounting principles generally accepted in the United States of America (GAAP).

The Company has elected to adopt early application of Accounting Standards Update No. 2014-10, Development Stage Entities (Topic 915): Elimination of Certain Financial Reporting Requirements; the Company does not present or disclose inception-to-date information and other remaining disclosure requirements of Topic 915.

The Company adopted the calendar year as its basis of reporting.

Note 2 – Summary of Significant Accounting Policies

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

Cash Equivalents

For the purpose of the statement of cash flows, cash equivalents include time deposits, certificate of deposits, and all highly liquid debt instruments with original maturities of three months or less.

Fair Value of Financial Instruments

The Company discloses fair value information about financial instruments based upon certain market assumptions and pertinent information available to management.

Revenue and Cost Recognition

The Company intends to earn revenues through the sale of its app for smartphones. The Company recognizes revenue in accordance with FASB ASC 605, Revenue Recognition, only when the price is fixed or determinable, persuasive evidence of an arrangement exists, the services have been provided, and collectability is assured.  No revenues have been earned or recognized as of December 31, 2016. Expenses are recognized as incurred.

Income Taxes

The Company accounts for income taxes in accordance with ASC Topic 740, Income Taxes. ASC 740 requires a company to use the asset and liability method of accounting for income taxes, whereby deferred tax assets are recognized for deductible temporary differences, and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion, or all of, the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

YAYYO, INC.
NOTES TO FINANCIAL STATEMENTS

For the period from June 21, 2016 (inception) to December 31, 2016

Under ASC 740, a tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. For tax positions not meeting the “more likely than not” test, no tax benefit is recorded. The adoption had no effect on the Company’s consolidated financial statements.

Basic and Diluted Earnings Per Share

Earnings per share is calculated in accordance with ASC Topic 260, Earnings Per Share. Basic earnings per share (“EPS”) is based on the weighted average number of common shares outstanding. Diluted EPS is based on the assumption that all dilutive securities are converted. Dilution is computed by applying the treasury stock method. Under this method, options and warrants are assumed to be exercised at the beginning of the period (or at the time of issuance, if later), and as if funds obtained thereby were used to purchase common stock at the average market price during the period. There were no potentially dilutive securities outstanding during the period from June 21, 2016 (inception) to December 31, 2016.

Advertising Costs

The Company expenses the cost of advertising as incurred. Advertising costs from June 21, 2016 (inception) to December 31, 2016 were $145,803.

Research and Development Costs

The Company expenses its research and development costs as incurred. Developments costs from June 21, 2016 (inception) to December 31, 2016 were $683,255.

Deferred Offering Costs

Deferred offering costs are amounts incurred that are directly related to the offering of the Company’s common stock. These costs will be offset against the proceeds from the Company’s equity offering.

Software Development Costs

Software development costs are capitalized in accordance with FASB ASC 985-20 Cost of Software to Be Sold, Leased, or Marketed. Capitalization of software development costs begins upon the establishment of technological feasibility and is discontinued when the product is available for sale. The establishment of technological feasibility and the ongoing assessment for recoverability of capitalized software development costs require considerable judgment by management with respect to certain external factors, including, but not limited to, technological feasibility, anticipated future gross revenues, estimated economic life, and changes in software and hardware technologies. Capitalized software development costs are comprised primarily of direct overhead, payroll costs, and consultants’ fees of individuals working directly on the development of specific software products.

Amortization of capitalized software development costs is provided on a product-by-product basis on the straight-line method over the estimated economic life of the products (not to exceed three years). Management periodically compares estimated net realizable value by product to the amount of software development costs capitalized for that product to ensure the amount capitalized is not in excess of the amount to be recovered through revenues. Any such excess of capitalized software development costs over expected net realizable value is expensed at that time.

Organizational Costs

In accordance with FASB ASC 720, organizational costs, including accounting fees, legal fees, and costs of incorporation, are expensed as incurred.

YAYYO, INC.
NOTES TO FINANCIAL STATEMENTS

For the period from June 21, 2016 (inception) to December 31, 2016

The Company intends to file U.S. federal tax returns when due. All tax periods since inception remain open to examination by the taxing jurisdictions to which the Company is subject.

Note 3 – Stockholders’ Equity

The Company authorized 100,000,000 shares of capital stock with consists of 90,000,000 shares of common stock, $0.000001 par value per share and 10,000,000 shares of preferred stock, $0.000001 par value per share.

Common Stock

During the period from June 21, 2016 (inception) to December 31, 2016, the Company issued 15,625,000 shares to the founding stockholder at $0 value and issued 9,386,000 to investors for cash proceeds of $1,319,000.

Stock Options

The following is a summary of stock option activity:

Weighted
		Weighted	Average
		Average	Remaining	Aggregate
	Options	Exercise	Contractual	Intrinsic
	Outstanding	Price	Life	Value
Outstanding, June 21, 2016	—
Granted	450,000	$1.00
Forfeited	—
Exercised	—
Outstanding, December 31, 2016	450,000	$1.00	2.00	$—
Exercisable, December 31, 2016	—	$1.00	2.00	$—

The exercise price for options outstanding at December 31, 2016:

Outstanding		Exercisable
Number of	Exercise	Number of	Exercise
Options	Price	Options	Price
450,000	$1.00	—	$1.00
450,000		—

For options granted during fiscal year 2016 where the exercise price equaled the stock price at the date of the grant, the weighted-average fair value of such options was $0.85 and the weighted-average exercise price of such options was $1.00.   No options were granted during fiscal 2016 where the exercise price was less than the stock price at the date of grant or the exercise price was greater than the stock price at the date of grant.

The fair value of the stock options is being amortized to stock option expense over the vesting period. The Company recorded stock option expense of $63,955 during the period from June 21, 2016 (inception) to December 31, 2016. As of December 31, 2016, the unamortized stock option expense was $319,774, which is expected to be recognized as an expense through June 2017.

YAYYO, INC.
NOTES TO FINANCIAL STATEMENTS

For the period from June 21, 2016 (inception) to December 31, 2016

The assumptions used in calculating the fair value of options granted using the Black-Scholes option- pricing model for options granted are as follows:

Risk-free interest rate	1.14%
Expected life of the options	2.08 years
Expected volatility	200%
Expected dividend yield	0%

Note 4 – Going Concern

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business.  The Company has not generated any revenues or profits since inception, and has sustained a net loss of $1,483,709 for the period from June 21, 2016 (inception) to December 31, 2016. The Company’s ability to continue as a going concern for the next twelve months is dependent upon its ability to generate sufficient cash flows from operations to meet its obligations, which it has not been able to accomplish to date, and its ability to obtain additional capital financing from investors. These factors, among others, raise substantial doubt about the ability of the Company to continue as a going concern for a reasonable period of time.   The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

Management plans to raise additional equity capital to the Company as necessary to fund expenditures until the Company’s planned principal operations can generate sufficient cash flows to sustain operations. No assurance can be made that these efforts will be successful and sustain the Company for a reasonable period of time.

Note 5 – Related Party Transactions

During the period from June 21, 2016 (inception) to December 31, 2016, the Company paid management fees of $140,000 to a company that is owned by the Company’s majority stockholder.

At December 31, 2016, the Company’s majority stockholder advanced a total of $75,000 to the Company. These advances are non-interest bearing and due upon demand.

Note 6 – Income Taxes

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. A full valuation allowance is established against all net deferred tax assets as of December 31, 2016 based on estimates of recoverability. While the Company has optimistic plans for its business strategy, it determined that such a valuation allowance was necessary given the current and expected near term losses and the uncertainty with respect to its ability to generate sufficient profits from its business model. Because of the impacts of the valuation allowance, there was no income tax expense or benefit for the period from June 21, 2016 (inception) to December 31, 2016.

A reconciliation of the differences between the effective and statutory income tax rates for the period from June 21, 2016 (inception) to December 31, 2016:

	Amount	Percent

Federal statutory rates	$(504,461)	34.0%
State income taxes	(74,185)	5.0%
Permanent differences	32,132	-2.2%
Valuation allowance against net deferred tax assets	546,514	-36.8%
Effective rate	$—	0.0%

YAYYO, INC.
NOTES TO FINANCIAL STATEMENTS

For the period from June 21, 2016 (inception) to December 31, 2016

At December 31, 2016, the significant components of the deferred tax assets are summarized below:

Deferred income tax asset
Net operation loss carryforwards	546,514
Total deferred income tax asset	546,514
Less: valuation allowance	(546,514)
Total deferred income tax asset	$—

The valuation allowance increased by $546,514 in 2016 as a result of the Company generating additional net operating losses.

The Company has recorded as of December 31, 2016 a valuation allowance of $546,514, as it believes that it is more likely than not that the deferred tax assets will not be realized in future years. Management has based its assessment on the Company’s lack of profitable operating history.

The Company conducts an analysis of its tax positions and has concluded that it has no uncertain tax positions as of December 31, 2016.

The Company has net operating loss carry-forwards of approximately $1,400,000. Such amounts are subject to IRS code section 382 limitations and expire in 2031. The 2016 tax year is still subject to audit.

Note 7 – Commitments and Contingencies

On July 28, 2016, the Company entered into a client service agreement with an advertising agency. The agency is to obtain negotiate, arrange and purchase and otherwise deal with all media placements for the Company’s product in television, radio and print ads. The Company is obligated to compensate the adverting agency a commission of 15% of the gross amounts charged for the television, radio and print ads.

On August 27, 2016, the Company entered into a development agreement with a software developer to develop interface software for the Company’s product. The Company agreed to pay a fee of $4,860 plus $85 per hour for the software development services.

On November 1, 2016, the Company entered into an agreement with an individual to perform marketing services. The individual will receive compensation as follows:

●	5% of any investment the Company receives as a result of the individuals efforts;

●	10% of gross ad revenue achieved;

●	$5,000 per month through May 2017 payable in cash; and

●	$20,000 per month through May 2017 payable in equity.

Note 8 – Recent Accounting Pronouncements

In January 2017, the Financial Accounting Standards Board (“FASB”) issued an Accounting Standards Update (“ASU”) 2017-01, Business Combinations (Topic 805) Clarifying the Definition of a Business. The amendments in this update clarify the definition of a business with the objective of adding guidance to assist entities with evaluating whether transactions should be accounted for as acquisitions or disposals of assets or businesses. The definition of a business affects many areas of accounting including acquisitions, disposals, goodwill, and consolidation. The guidance is effective for interim and annual periods beginning after December 15, 2017 and should be applied prospectively on or after the effective date. The Company is in the process of evaluating the impact of this accounting standard update.

In November 2016, the FASB issued ASU 2016-18, Statement of Cash Flows (Topic 230): Restricted Cash, which requires restricted cash to be presented with cash and cash equivalents on the statement of cash flows and disclosure of how the statement of cash flows reconciles to the balance sheet if restricted cash is shown separately from cash and cash equivalents on the balance sheet. ASU 2016-18 is effective for interim and annual periods beginning after December 15, 2017, with early adoption permitted. The Company is in the process of evaluating the impact of this accounting standard update on its financial statements.

YAYYO, INC.
NOTES TO FINANCIAL STATEMENTS

For the period from June 21, 2016 (inception) to December 31, 2016

In October 2016, the FASB issued ASU 2016-16, Income Taxes (Topic 740): Intra-Entity Transfer of Assets Other than Inventory, which requires the recognition of the income tax consequences of an intra-entity transfer of an asset, other than inventory, when the transfer occurs. ASU 2016-16 is effective for interim and annual periods beginning after December 15, 2018, with early adoption permitted. The Company is in the process of evaluating the impact of this accounting standard update on its financial statements.

In August 2016, the FASB issued ASU 2016-15, Statement of Cash Flows (Topic 230), Classification of Certain Cash Receipts and Cash Payments. ASU 2016-15 provides guidance for targeted changes with respect to how cash receipts and cash payments are classified in the statements of cash flows, with the objective of reducing diversity in practice. ASU 2016-15 is effective for interim and annual periods beginning after December 15, 2017, with early adoption permitted. The Company is in the process of evaluating the impact of this accounting standard update on its statements of cash flows.

In March 2016, the FASB issued ASU 2016-09, Stock Compensation (Topic 718), Improvements to Employee Share-Based Payment Accounting. ASU 2016-09, which amends several aspects of accounting for employee share-based payment transactions including the accounting for income taxes, forfeitures, and statutory tax withholding requirements, and classification in the statement of cash flows. ASU 2016-09 is effective for fiscal years beginning after December 15, 2016 and interim periods within annual periods beginning after December 15, 2016, with early adoption permitted. The Company is in the process of evaluating the impact of this accounting standard update on its financial statements.

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842) ASU 2016-02 requires lessees to recognize lease assets and lease liabilities on the balance sheet and requires expanded disclosures about leasing arrangements. ASU 2016-02 is effective for fiscal years beginning after December 15, 2018 and interim periods in fiscal years beginning after December 15, 2018, with early adoption permitted. The Company is in the process of evaluating the impact of this accounting standard update on its financial statements.

In August 2014, the FASB issued Accounting Standards Update No. 2014-15, Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern, which provides guidance on determining when and how to disclose going-concern uncertainties in the financial statements.  ASU 2014-15 requires management to perform interim and annual assessments of an entity’s ability to continue as a going concern within one year of the date the financial statements are issued.  An entity must provide certain disclosures if conditions or events raise substantial doubt about the entity’s ability to continue as a going concern.  ASU 2014-15 is effective for annual periods ending after December 15, 2016, and interim periods thereafter.  Early adoption is permitted.  The Company is currently evaluating the impact of the adoption of ASU 2014-15 on the Company’s financial statements and disclosures.

In May 2014, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) No. 2014-09, Revenue from Contracts with Customers.  ASU 2014-09 is a comprehensive revenue recognition standard that will supersede nearly all existing revenue recognition guidance under current U.S. GAAP and replace it with a principle based approach for determining revenue recognition.  ASU 2014-09 will require that companies recognize revenue based on the value of transferred goods or services as they occur in the contract.  The ASU also will require additional disclosure about the nature, amount, timing and uncertainty of revenue and cash flows arising from customer contracts, including significant judgments and changes in judgments and assets recognized from costs incurred to obtain or fulfill a contract.  ASU 2014-09 is effective for interim and annual periods beginning after December 15, 2017.   Early adoption is permitted only in annual reporting periods beginning after December 15, 2016, including interim periods therein.  Entities will be able to transition to the standard either retrospectively or as a cumulative-effect adjustment as of the date of adoption.  The Company is in the process of evaluating the impact of ASU 2014-09 on the Company’s financial statements and disclosures.

Management does not believe that any recently issued, but not yet effective, accounting standards could have a material effect on the accompanying financial statements. As new accounting pronouncements are issued, we will adopt those that are applicable under the circumstances.

YAYYO, INC.
NOTES TO FINANCIAL STATEMENTS

For the period from June 21, 2016 (inception) to December 31, 2016

Note 9 – Subsequent Events

Pursuant to ASC 855-10, the Company has evaluated all events or transactions that occurred from November 1, 2016 to November 21, 2016.  The Company did not have any material recognizable subsequent events during this period except for the following.

On January 6, 2017, the Company entered into a letter agreement (the “CFI Letter Agreement”) with Chase Financing, Inc. (“CFI “), pursuant to which CFI agreed to provide up to $100,000 in capital to the Company through one or more loans with an aggregate principal amount of $113,888.

On January 6, 2017, the Company received $50,000 from CFI and issued its 10% original issue discount senior secured convertible note in the principal amount of $55,555, with a maturity date of April 6, 2017 (the “First CFI Note”). Subsequent to the First CFI Note, on January 23, 2017 the Company received an additional $25,000 from CFI, and issued a second 10% original issue discount senior secured convertible note in the principal amount of $30,555, with a maturity date of April 6, 2017 (the “Second CFI Note “). Subsequent to the Second CFI Note, the Company received an additional $25,000 from CFI, and issued a third 10% original issue discount senior secured convertible note in the amount of $27,778 (the “Third CFI Note” and together with the First CFI Note and the Second CFI Note, collectively, the “CFI Notes”). As a result, the Company is obligated to repay CFI a total of $113,888 in principal plus all accrued interest thereon to CFI under the CFI Notes on or before the stated maturity dates, subject to extension per the terms of the CFI Notes.

Pursuant to the terms of the CFI Notes are secured by a first priority lien and security interest on all of the assets of the Company, now owned or hereafter acquired, and are convertible at the option of the holder into shares of our Common Stock at a conversion price equal to the lower of $7.00 per share or the average of the five lowest volume weighted average trading prices (“VWAP”) of our Common Stock during the twenty (20) trading days immediately prior to the date of conversion. If an event of default occurs under the terms of the CFI Notes, the conversion price will be reduced to $1.00 per share.

Concurrently with the execution of the CFI Letter Agreement and the First CFI Note, as additional collateral to secure the repayment of the CFI Notes by the Company, Ramy El-Batrawi, our founder, Chief Executive Officer, Director and control person of our principal stockholder, X, LLC (an entity wholly owned by Mr. El-Batrawi), entered into a Limited Recourse Guaranty and Pledge agreement with CFI (the “Guaranty & Pledge”), pursuant to which X, LLC agreed to unconditionally and irrevocably guarantee the Company’s repayment of the CFI Notes, and pursuant to which X, LLC pledged up to 300,000 shares of our Common Stock held of record and beneficially owned by X, LLC.

In addition to the Guaranty & Pledge, on January 6, 2017, X, LLC (an entity wholly owned by Mr. El-Batrawi) entered into a Common Stock Purchase Agreement (“Stock Purchase Agreement”), pursuant to which X, LLC agreed to sell and transfer to CFI 200,000 shares of our Common Stock, held of record and beneficially owned by X, LLC, in exchange for the aggregate nominal consideration of one dollar ($1.00). Under the Stock Purchase Agreement, and in addition to the 200,000 shares of Common Stock to be issued upon the effective date of the Stock Purchase Agreement, X, LLC has agreed to provide CFI with certain anti-dilution protection provisions, whereby X, LLC will issue a number of shares of our Common Stock, held as of record and beneficially by X, LLC, equal to two percent (2%) of the number of shares of Common Stock issued or underlying Common Stock Equivalents (as defined under the Stock Purchase Agreement) issued, as the case may be, in the event of a Dilutive Share Issuance (as defined under the Stock Purchase Agreement). X, LLC has the right to repurchase 100,000 of such shares at an aggregate purchase price of $208,500 if exercises within the initial three (3) months after the date of the Stock Purchase Agreement, or $258,500 if exercised within the second three (3) months.

The CFI Notes have been repaid by the Company.

The Company sold 274,259 shares of its common stock for gross proceeds of $2,013,172.

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-K and has duly caused this offering statement to be signed on behalf by the undersigned, thereunto duly authorized, in Beverly Hills, State of California, on September 26, 2017.

YayYo, Inc.

By:	/s/ Ramy El-Batrawi
Name: Ramy El-Batrawi
Title: Chief Executive Officer, Director

This offering statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Kevin Pickard	Chief Financial Officer	September 26, 2017
Kevin Pickard

Part III – EXHIBITS

Exhibit No.	Description

EX1A-IJ	Dashride Contract, dated December 12, 2016*

EX1A-2A	Certificate of Incorporation of YayYo, Inc.*

EX1A-2B	Amended and Restated Certificate of Incorporation of YayYo, Inc.**

EX1A-2C	Bylaws of YayYo, Inc.*

EX1A-2D	Amended and Restated Bylaws of YayYo, Inc.**

EX1A-2E	Certificate of Conversion of YayYo, LLC.*

EX1A-2F	Certificate of Designation, Preferences and Rights of Series A Convertible Preferred Stock*

EX1A-4A	Form of Subscription Agreement**

EX1A-6A	Form of Product Management Proposal*

EX1A-6B	Form of Employment Offer*

EX1A-6C	Form of 2016 Equity Incentive Plan*

EX1A-6D	Form of Agreement with Chase Financing Inc.**

EX1A-6E	Limited Recourse Guaranty and Pledge with X, LLC, dated January 6, 2017**

EX1A-6F	Secured Convertible Note to Chase Financing Inc., dated January 6, 2017**

EX1A-6G	Common Stock Purchase Agreement with X, LLC, dated January 6, 2017**

EX1A-6H	Promissory Note with X, LLC, dated January 15, 2017***

EX1A-6I	Form of SAFE Agreement***

EX1A-11A	Consent of AJ Robbins CPA, LLC***

EX1A-12A	Amended Opinion of AJ Robbins CPA, LLC***

EX1A-13A	Opinion of CKR Law, LLP**

*filed previously

**filed with Amendment No. 2 to Offering Circular

***filed with Amendment No 3 to Offering Circular